DUNE ENERGY, INC. ANNOUNCES MAJOR NATURAL GAS DISCOVERY ON
WELDER RANCH

HOUSTON, Texas, March 14, 2005 -- Dune Energy, Inc. (“Dune” or the “Company”) (OTC BB: DENG) announced today that it has made a significant natural gas discovery on its Welder Ranch property, located in Victoria County, Texas. The location for Dune's Vaquero #1 well was drilled utilizing 3D seismic interpretation, in conjunction with extensive geological and engineering analysis of leases acquired by the Company during 2003 and 2004.

The Vaquero #1 encountered significant stacked zones totaling more than 100 feet of gross pay at various depth intervals between 9,000 and 14,000 feet in the Middle Wilcox formation. In order to fully and efficiently develop the numerous pay horizons present, Dune intends to drill several offsetting wells. Testing of the highly geopressured well will commence immediately, to be followed by actual production and sale of natural gas.

Dr. Amiel David, Dune's President and Chief Operating Officer, stated, "We believe that the Vaquero #1 is one of the largest Middle Wilcox discoveries in the Tri-county area of south Texas in recent years. This discovery paves the way for Dune's extensive development program, which will lead to a surge in production and cash flow for Dune over the next several years. Our geological and geophysical team has also identified a number of other very large, high quality, high reserve potential prospects and leads on our Welder Ranch acreage. Dune will continue to review these amplitude anomalies, which could equal or exceed the success of the Vaquero #1.”

Alan Gaines, Chairman and CEO, stated, "This enormous discovery validates our strategy with respect to the Welder Ranch, and will greatly increase our proved reserves. In addition to exploiting the numerous offset and twin locations relating to this discovery, Dune fully intends to drill other equally promising prospects on our acreage. By virtue of the success on our Welder Ranch acreage, together with the pending consummation of our acquisition of Barnett Shale natural gas properties announced on March 3, 2005, management is confident that Dune will quickly evolve into a sizeable independent exploration and development company.”

Dune Energy, through its 85% owned subsidiary, holds a 64% working interest in the Vaquero #1 well and the surrounding Area of Mutual Interest (AMI).

SAFE HARBOR PROVISION

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc.

believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-KSB filed with the U.S. Securities and Exchange Commission.